Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2009, by and between Michael L. Levitz (“Executive”) and Analogic Corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. The “Effective Date” shall mean the date of this Agreement as first above written.

2. Commencement and Nature of Employment. The period of Executive’s employment (the “Employment Period”) will commence on or about July 6, 2009 (the “Start Date”) and shall end when terminated pursuant to Section 6 of this Agreement. Such employment shall be “at will” which means that it may be terminated by either party at any time and for any reason.

3. Position and Duties.

(a) During the Employment Period, Executive shall (i) serve as the Vice President, Chief Financial Officer and Treasurer of the Company, subject to necessary approvals of the Company’s Board of Directors, (ii) report directly to the Chief Executive Officer of the Company and, on its direction, to the Board of Directors of the Company (the “Board”), and (iii) perform similar duties as requested or appropriate for affiliates of the Company, including without limitation any subsidiary (the “Affiliated Entities”).

(b) During the Employment Period, Executive shall devote full business time, energies and talents to serving in the positions described in Section 3(a) and shall perform those duties faithfully and efficiently.

4. Compensation. Subject to the terms of this Agreement, while Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a) Base Salary. Beginning as of the Start Date, Executive shall receive an annual base salary (“Annual Base Salary”) of $265,000, payable in bi-weekly installments or otherwise in accordance with the Company’s then-current payroll policies.

(b) Annual Incentive Program. Executive shall be eligible to participate in the Company’s FY2010 Annual Incentive Program (the “FY2010AIP”) with a target award (the “Target AIP Award”) equal to forty five percent (45%) of Executive’s Annual Base Salary.

(c) Long-Term Incentive Program. Executive shall be eligible to participate in Analogic’s FY2010 Long Term Incentive Program (the “FY2010 LTIP”) with a target award (the “Target LTIP Award”) equal to one hundred percent (100%) of the Annual Base Salary.

(d) FY2010 AIP and FY2010 LTIP Approval and Participation. The FY2010 AIP and FY2010 LTIP are subject to Compensation Committee approval, which approval is expected in September 2009 as part of the Company’s annual compensation planning process. Executive will participate in the FY2010 AIP and FY2010 LTIP according to valuation methodologies and other terms and conditions as applicable to other similarly situated executives of the Company (the “Other Executives”).

(e) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall receive four (4) weeks per year of vacation and be provided with employee benefits and perquisites (i.e., the Company’s Non-Qualified Deferred Compensation Plan) commensurate with those provided to the Other Executives. Executive’s participation in such benefit programs and any other equity, bonus or incentive program set forth or made reference to herein shall be subject to the terms and conditions of such programs, as may be amended from time to time by the Company.

(f) Expense Reimbursement. Subject to the requirements of Section 11(b) (In-Kind Benefits and Reimbursements), during the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s then-current reimbursement policies.

(g) Modification of Compensation Programs and Arrangements. Executive’s compensation arrangements may be reviewed and adjusted by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal review policies. Nothing herein shall be construed as limiting the Company’s ability from time to time to modify or terminate its compensation programs, including those described herein, provided; however, the Company shall be precluded from unilaterally reducing any vested benefits under such programs and shall not materially alter or terminate the terms of any plan referenced herein except in connection with changes applicable generally to the Other Executives.

5. Other Compensation. As a further inducement to Executive’s willingness to enter into this Agreement, the Company shall compensate Executive as follows:

(a) Inducement Option. The Company shall, as soon as administratively practicable after the Start Date, grant the Executive an option (the “Inducement Option”) to purchase 10,000 shares of the Company’s common stock (the “Common Stock”). The Inducement Option shall (A) be a non-qualified stock option, (B) have a seven (7) year term, and (C) vest ratably (in equal increments of 25% per annum) on the second, third, fourth and fifth anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Inducment Option shall be granted under and subject to the terms of the Company’s 2007 Stock Option Plan.

(b) Inducement Restricted Stock Grant. The Company shall, as soon as administratively practicable after the Start Date, grant Executive a restricted stock grant (the “Restricted Stock Grant”) in the common stock of the Company. The number of shares granted under the Restricted Stock Grant shall be equal to

(X) + (Z)

(AA)

where (X) is equal to 15,000 multiplied by the closing price of the common stock of Hologic, Inc. on the Effective Date, (Z) is equal to $35,000, and (AA) is equal to the closing price of the Company’s common stock on the Effective Date. The Restricted Stock Grant shall vest ratably over 3 years beginning on the first anniversary of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Restricted Stock Grant shall be granted under and subject to the terms of the Company’s 2007 Restricted Stock Plan.

(c) Indemnification. The Company shall indemnify Executive for any claims made against him by any party unrelated to the Company during the one year period ending on the first anniversary of the Effective Date in connection with a breach (or allegation of a breach) of any non-competition agreement entered into before the Effective Date and arising from his employment hereunder, up to a maximum of $15,000, including associated costs and legal fees. If the indemnification rights under this subsection (c) are exercised by Executive, the Restricted Stock Grant shall be reduced on a dollar for dollar basis applying such reduction against unvested shares granted (in equal proportions relative to the remaining unvested shares) under clause (Z) in subsection (b) herein first and using the dollar value of the underlying Company shares as of the Effective Date for purposes of share value measurement. Notwithstanding the foregoing, the application of this paragraph shall not result in any fractional shares held by Executive and any value difference between a fractional share and the amounts reimbursed hereunder shall be forfeited by Executive.

6. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 15(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the essential functions of the Executive’s positions with the Company on a full- time basis as a result of incapacity due to mental or physical illness, which inability exists for 120 days during any rolling 12-month period, as determined by a physician selected by the Company or its insurers.

(b) Cause. “Cause” means (a) any intentionally dishonest, illegal, or insubordinate conduct which is materially injurious to Analogic or any of its subsidiaries or which results in an improper substantial personal benefit, (b) material breach of any provision of any employment, nondisclosure, non-competition, or similar agreement or company policy to which the Executive is a party or by which he is bound, (c) material nonperformance or gross dereliction of duty, (d) conviction of or plea of guilty to a felony or any crime involving moral turpitude.

(c) Date of Termination. “Date of Termination” means, (i) if the Executive’s employment is terminated by the Company other than for death or Disability, the date of receipt of the notice of termination or such later date specified in such notice, as the case may be; and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding any provision contained herein, the Executive’s Date of Termination shall be the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-l(h).

7. Obligations of the Company upon Termination.

(a) Termination for Any Reason or No Reason. In the event of the termination of the Executive’s employment hereunder for any reason or for no reason, the Company will pay to the Executive (or to his estate) (i) the portion of his Annual Base Salary that has accrued prior to such termination and has not yet been paid, and (ii) an amount equal to the value of his accrued unused vacation days, (iii) reimbursement for expenses properly incurred by the Executive on behalf of the Company prior to such termination and properly documented in accordance with Section 4(f) above, and (iv) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan or agreement of or with the Company through the Date of Termination (all such amounts, collectively, the “Accrued Obligations”). The Accrued Obligations will be paid as required by law but in any event promptly after termination or as provided by any applicable plan or agreement.

(b) Termination Other Than for Cause, Death or Disability and Other than a Termination After a Change in Control. Subject to the Executive’s execution and nonrevocation of a general release of claims against the Company, its Affiliated Entities and each of their officers, directors, employees, agents and attorneys, in a form acceptable to the Company no later than forty-five (45) days after the Date of Termination, and if the Company shall terminate the Executive’s employment other than for Cause, death or Disability and other than under circumstances in which the Executive is eligible for payments under Section 8 (Change in Control) below, then in addition to the Accrued Obligations, the Company shall, beginning within sixty (60) days of the Date of Termination unless an earlier date is otherwise provided for, pay or provide:

(i) to the Executive a sum equal to his most recent Annual Base Salary for a period of twelve (12) months, such payment to be made in approximately equal installments according to the Company’s then-current payroll practices, beginning on the next payday which is at least ten (10) days following the effective date of the aforesaid release, including after the expiration of any applicable revocation period, (except as otherwise provided below in the case of amounts that are subject to a prior deferral election);

(ii) continued coverage under the Company’s group medical and dental plans (the “Health Plans”), if and to the extent permitted by such plans and subject to their terms, and also subject to Executive paying his normal proportion of the cost thereof, for a period of twelve (12) months from the date of termination of employment, and if the Health Plans do not permit such continued coverage, and if the Executive should be eligible for and properly elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive’s COBRA payments, and if applicable for family coverage, for a period of equal to twelve (12) months from the date of termination of employment. Any obligations under this subsection (ii) shall cease at such earlier time as the Executive becomes eligible for coverage under another employer’s group medical plan, and the Executive shall immediately inform the Company in writing of such occurrence.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the Accrued Obligations.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations.

(e) Cause. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations.

(f) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any Affiliated Entity, or holds any other office or position with the Company or any Affiliated Entity, the Executive shall be deemed to have resigned from all such offices and positions as of the date of his termination of employment with the Company. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

8. Change of Control.

(a) If, within twenty four (24) months following a change of control, the Executive’s employment is involuntarily terminated by the Company without cause and not for death or disability (as those terms are defined in the Company’s May 2007 form of Change of Control Agreement (the “CoC Agreement”)), the Company shall pay the Executive, or pay on the Executive’s behalf, (i) the amounts set forth in Section 7(a) and (b) above at the times provided therein; and (ii) the Executive’s target bonus under the Incentive Plan for the year in which the termination occurs, payable at the time of termination.

(b) 280G. If it is reasonably determined by the Company and its advisors that any payment or distribution by the Company or an affiliate of the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any Restricted Stock Award, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”) and the Payments exceed three times “base amount” (as defined in section 280G(b)(3) of the Code) (the “280G Limit”) by the greater of (i) $50,000 or (ii) 10% of the applicable 280G limit, the Company shall pay to the Executive an additional amount (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment shall be equal to the Payments. The Gross-Up Payment, if any, shall be paid to Executive within ninety (90) days of the determination that the Excise Tax is applicable. If Executive is not entitled to a Gross-Up Payment in accordance with the foregoing, the Executive shall be paid the greater of (i) the net of all payments to Executive described in Section 280G(b)(2)(A) of the Code after the application of Section 4999 of the Code and other applicable taxes or (ii) the net of all payments to Executive described in Section 280G(b)(2)(A) of the Code reduced to 2.99x the “base amount” (as defined in section 280G(b)(3) of the Code) after the application of applicable taxes. In any case, the timing of any Gross-Up Payment shall comply with Treasury Regulation § 1.409A-3(i)(l)(v).

(c) The foregoing terms shall be incorporated in a change of control agreement of a form substantially similar to the CoC Agreement, as amended.

9. No Mitigation. In no event, except as set forth expressly in this or another agreement signed by the Executive, shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Restrictive Covenants/Other Conditions to Employment. As a condition of employment hereunder and the effectiveness of this Agreement, the Executive, prior to commencing employment:

(a) shall execute and deliver to the Company its standard Proprietary Information and Inventions Agreement; and

(b) shall make himself available for and cooperate regarding a drug test and background and credit checks, including a consumer report and an investigative consumer report;

(c) shall provide proof satisfactory to the Company of his eligibility to work in the United States, including the proof described in Form 1-9;

(d) shall sign all consents necessary to the accomplishment of the foregoing.

Should the Executive not satisfy the conditions set forth in this Section 9, or should the drug test or background check yield results unsatisfactory to the Company, the Executive shall not commence employment and this Agreement shall be null and void, with no obligations owing to the Executive.

11. 409A.

(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination which shall be consistent with Section 409A of the Code), (x) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (y) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

12. Return of Company Property. Upon termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

13. Assistance with Claims. The Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company and the Affiliated Entities in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to (i) participate (or otherwise become involved) in any Proceeding involving such claims or potential claims or (ii) assist in any investigation (whether governmental or private) of the Company or the Affiliated Entities (or their actions), regardless of whether a lawsuit has then been filed against the Company or the Affiliated Entities with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and if such assistance is rendered at a time when the Executive is not actively employed by the Company or at a time in respect of which the Executive is receiving the Severance Payment, shall pay a reasonable per diem fee for the Executive’s services. Any amounts to be paid to the Executive pursuant to this Section 13 shall be paid by the Company no later than within thirty (30) days of the date on which such expenses are incurred.

14. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive without the prior written consent of the Company. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15. Miscellaneous.

(a) Entire Agreement/Modification/Choice of Law/Enforceability/Jury Waiver. Both the Executive and the Company acknowledge that this Agreement is the entire agreement of the parties, and supersedes any prior or contemporaneous discussions, understandings, or agreements, with respect to the subject matter hereof. This Agreement may be amended only in a written agreement duly executed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of such commonwealth, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and further acknowledge that venue for such actions shall lie exclusively in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) No Guarantee of any Tax Consequences. Other than as set forth in Section 8(b) of this Agreement, the Company makes no guarantee of any tax consequences with respect to any payment hereunder including, without limitation, under Section 409A of the Code.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Attention: President and CEO

with a copy to:

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Attention: Vice President and General Counsel

or to the Executive:

At the most recent address maintained

by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(h) Counterparts. This Agreement may be executed in separate facsimile or electronic counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(i) Representations. The Executive hereby represents and warrants that he understands this Agreement, enters into this Agreement voluntarily, and that he has fully disclosed to the Company any agreements that could create a conflict with any legal duty owed by him to any other party, or with any agreement to which he is a party or by which he is bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. Notwithstanding the aforesaid, should reasonable and limited modifications to Executive’s normal duties and responsibilities be necessary for Executive to comply with his obligations to a prior employer, the Company will use reasonable efforts to implement such modifications. The Executive also represents and warrants that he will not bring to the Company or any

Affiliated Entity, use for their benefit or disclose to any of their employees, agents or contractors, or to anyone for their benefit any confidential or proprietary information of any other person, including, without limitation, any prior employer.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

ANALOGIC CORPORATION	MICHAEL L. LEVITZ

/s/ James W. Green	/s/ Michael L. Levitz
James W. Green
President and CEO

Date: June 8, 2009	Date: June 8, 2009